United States

Securities and Exchange Commission

Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2008

Kansas City Life Insurance Company

(Exact Name of Registrant as Specified in Charter)

Missouri	2-40764	44-0308260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3520 Broadway
Kansas City, Missouri	64111-2565
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition.

Included below is a release of financial information mailed to stockholders on March 10, 2008. It reflects the financial condition, in a condensed format, for Kansas City Life Insurance Company as of December 31, 2007, and was previously included in the Company's fourth quarter Form 10-K report filed on February 29, 2008.

Message from the President, CEO and Chairman of the Board

Kansas City Life Insurance Company recorded net income of $35.7 million or $3.01 per share for the year ended December 31, 2007, a decrease of $1.3 million from the prior year. The decline in earnings for the year was a result of reduced insurance and investment revenues, along with increased income tax expense. The Company posted fourth quarter net income of $6.4 million or $0.54 per share, a decline of $3.7 million from fourth quarter 2006 results. The reduced earnings in the fourth quarter occurred largely due to net realized investment losses of $1.1 million in 2007 versus net realized investment gains of $3.2 million in 2006, along with lower net investment income and increased income tax expense.

New sales of life insurance products increased for both the year and fourth quarter. However, total insurance revenues declined for the twelve-month period largely as a result of lower contract charges from reduced balances of life and annuity deposit products. Total new insurance premiums increased 1%, and total new deposits increased 8% for the twelve months. New insurance premiums increased primarily due to a 1% increase in new individual life sales and a 13% increase in new immediate annuity receipts. The increase in new deposits resulted from a 7% increase in new universal life sales, a 5% increase in new variable universal life deposits and a 37% increase in new variable annuity sales.

Investment revenues declined due to lower net investment income for both the year and fourth quarter. The Company had realized investment gains for the year but had a net realized investment loss in the fourth quarter of 2007 compared with a realized investment gain in 2006. Net investment income declined 3% and 4% for the comparative year and fourth quarter, respectively. These declines were driven by lower invested assets during the year, which was primarily the result of increased surrenders and withdrawals of insurance and annuity deposit products. Net realized investment gains for the year of $5.4 million, generated largely from the sale of real estate, were reduced by a net loss of $1.1 million in the fourth quarter. The net realized loss in the fourth quarter was the result of the write-down of two investment securities that operate largely in the business of producing print media. One of these securities was impaired as a result of a leveraged buyout that greatly disadvantaged existing bondholders, and the other investment security was written down for a second time after recently filing for bankruptcy protection.

Benefits and expenses declined for both the year and fourth quarter in comparison to 2006. Favorable mortality experience and reduced interest credited from lower policyholder account balances accounted for a large portion of the $11.6 million and $3.7 million decline in total benefits and expenses for the twelve months and fourth quarter, respectively. Lower operating expenses resulted primarily from lower compensation costs for both periods.

Income tax expense increased for both the year and fourth quarter periods, largely due to reduced low income housing tax credits generated by the Company and adjustments in tax expense from earlier years.

On January 28, 2008, the Board of Directors declared a quarterly dividend of $0.27 per share that was paid on February 12, 2008 to stockholders of record on February 7, 2008. During 2007, the Company paid dividends totaling $3.08 per share, including a special, one-time dividend of $2.00 per share.

The Company is encouraged by the improved life insurance sales results in 2007, which are believed to be the direct result of agencies and sales representatives emphasizing growth in life protection products. Sales momentum continues to build through continued focus on improved recruiting, retention and productivity of general agencies, along with the retooling of several products that the Company believes will be positively received in the marketplace during 2008. The Company will also be delivering new universal life and term life insurance products to the market in early 2008 that are expected to generate sales growth. Further, the Company continues to maintain a strong capital position, providing the ability to weather difficult economic cycles and to take advantage of opportunities for growth.

Consolidated
Balance Sheets
(Thousands)
	December 31	December 31
	2007	2006
Assets
Investments:
Fixed maturity securities available
for sale, at fair value	$2,631,073	$2,719,439
Equity securities available
for sale, at fair value	59,149	52,351
Mortgage loans	450,148	472,019
Short-term investments	36,522	41,037
Other investments	188,852	208,925
Total investments	3,365,744	3,493,771

Cash	12,158	3,908
Deferred acquisition costs	217,512	220,595
Value of business acquired	73,517	82,769
Other assets	262,784	256,003
Separate account assets	420,393	400,749
Total assets	$4,352,108	$4,457,795

Liabilities
Future policy benefits	$851,277	$853,102
Policyholder account balances	2,087,965	2,191,105
Notes payable	10,400	14,700
Income taxes	40,300	35,319
Other liabilities	257,372	278,516
Separate account liabilities	420,393	400,749
Total liabilities	3,667,707	3,773,491

Stockholders’ equity
Common stock	23,121	23,121
Additional paid in capital	30,244	25,852
Retained earnings	780,133	780,892
Accumulated other
comprehensive loss	(19,811)	(25,118)
Treasury stock	(129,286)	(120,443)
Total stockholders’ equity	684,401	684,304
Total liabilities and equity	$4,352,108	$4,457,795

Consolidated
Statements of Income
(Thousands, except share data)
	Quarter ended		Year ended
	December 31		December 31
	2007	2006	2007	2006
Revenues
Insurance revenues:
Premiums	$44,436	$44,527	$175,460	$175,926
Contract charges	28,184	28,279	111,422	114,496
Reinsurance ceded	(14,456)	(14,419)	(54,988)	(55,158)
Total insurance revenues	58,164	58,387	231,894	235,264
Investment revenues:
Net investment income	47,781	49,549	190,405	196,280
Realized investment gains (losses)	(1,075)	3,224	5,426	5,621
Other revenues	2,651	2,514	11,499	11,349
Total revenues	107,521	113,674	439,224	448,514

Benefits and expenses
Policyholder benefits	39,823	41,664	166,458	167,905
Interest credited to policyholder account
balances	23,096	23,629	91,215	94,648
Amortization of deferred acquisition costs
and value of business acquired	10,873	8,864	40,333	42,311
Operating expenses	22,543	25,894	88,307	93,080
Total benefits and expenses	96,335	100,051	386,313	397,944

Income before income tax expense	11,186	13,623	52,911	50,570

Income tax expense	4,774	3,529	17,250	13,652

Net income	$6,412	$10,094	$35,661	$36,918

Per common share:
Net income, basic and diluted	$0.54	$0.86	$3.01	$3.11

Cash dividends	$0.27	$0.27	$3.08	$1.08

Consolidated
Statements of Cash Flows

	Year ended
	December 31
	2007	2006
Operating activities
Net cash provided	$32,897	$23,936

Investing activities
Purchases of investments:
Fixed maturity securities	(313,080)	(274,662)
Equity securities	(15,249)	(10,761)
Mortgage loans	(54,816)	(72,569)
Real estate	(4,507)	(45,006)
Sales of investments:
Fixed maturity securities	168,259	94,717
Equity securities	4,583	5,078
Other investment assets	30,387	27,991
Maturities and principal paydowns
of investments	259,435	343,305
Net additions to property and
equipment	(969)	(2,028)
Proceeds from sale of
non insurance affiliate	10,104	-
Net cash provided	84,147	68,068

Financing activities
Proceeds from borrowings	359,680	67,001
Repayment of borrowings	(363,980)	(79,583)
Deposits on policyholder account
balances	205,767	202,950
Withdrawals from policyholder
account balances	(294,799)	(273,816)
Net transfers from separate accounts	11,706	16,451
Change in other deposits	13,703	(17,074)
Cash dividends to stockholders	(36,420)	(12,833)
Net acquisition of treasury stock	(4,451)	(3,288)
Net cash used	(108,794)	(100,192)

Increase (decrease) in cash	8,250	(8,191)
Cash at beginning of year	3,908	12,099

Cash at end of period	$12,158	$3,908

Notes

•

Comprehensive income was $22.3 million and $10.8 million for the fourth quarters and $41.0 million and $24.3 million for the years ended December 31, 2007 and 2006, respectively. This varies from net income largely due to unrealized gains or losses on investments and changes in pension liability.

•

Net income per common share was based upon the weighted average number of shares outstanding of 11,795,878 and 11,871,267 for the fourth quarters and 11,836,213 and 11,883,830 for the years ended December 31, 2007 and 2006, respectively.

•

These financial statements should be read in conjunction with the Company's Form 10-K. Please refer to the Company's Form 10-K as filed with the U.S. Securities and Exchange Commission at www.kclife.com.

•	Certain amounts in prior years have been reclassified to conform with the current year presentation.

•

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANSAS CITY LIFE INSURANCE COMPANY
(Registrant)

By: /s/William A. Schalekamp

William A. Schalekamp,

Senior Vice President,

General Counsel & Secretary

March 10, 2008

(Date)